Exhibit 99.1

Contact:	Investors/Analysts Julie Prozeller FTI Consulting 212-850-5721 alliancedata@fticonsulting.com

Media Shelley Whiddon Alliance Data 214-494-3811 Shelley.Whiddon@AllianceData.com

Alliance Data Increases Liquidity by $400 Million

Dallas, TX, November 27, 2012  — Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced today that the Company increased liquidity at the corporate level through the issuance of $400 million aggregate principal amount of 5.250% senior notes due 2017.

The net proceeds will be used to fund in part the Company’s previously announced pending acquisition of the Hyper Marketing group of companies and for general corporate purposes. The joint book-running managers for the offering were J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC.

Charles Horn, chief financial officer of Alliance Data, said, “We are excited to complete our second unrated high-yield offering, which provides added liquidity at a historical low coupon.  Combined with our existing capacity, this increases our corporate liquidity to approximately $2.1 billion.  With this substantial war chest built up, we are well positioned to support the continued expansion of our business as well as having the flexibility to be opportunistic in supporting future growth prospects.”

The Company offered and sold the senior notes to certain initial purchasers named in the purchase agreement (the “Initial Purchasers”) previously filed by the Company in a Current Report on Form 8-K in reliance on the exemption from registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers then sold the senior notes in the United States to qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in accordance with Regulation S under the Securities Act. The senior notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold without registration unless pursuant to an exemption from, or in a transaction not subject to, such registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security, and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Alliance Data

Alliance Data® and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs nearly 9,000 associates at more than 50 locations worldwide.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statement

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, pending acquisition, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise, except as required by law.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company's Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company's most recent Form 10-K.